Exhibit 4(f)(2)


                                TRUST AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N_____)

                       Dated as of ______________, 199_

                                    between

                           ________________________,
                                    Trustor

                                      and

                           ________________________,
                                 Owner Trustee


                  COVERING ONE [MANUFACTURER/MODEL] AIRCRAFT
                   SERIAL NO. _____, REGISTRATION NO. N_____


                               TABLE OF CONTENTS

PARTIES....................................................................  1

RECITALS...................................................................  1

                                   ARTICLE 1

                              THE LESSOR'S ESTATE

   SECTION 1.01.  Authorization and Direction to Owner Trustee.............  1
   SECTION 1.02.  Declaration of Trust.....................................  2
   SECTION 1.03.  Conditions Precedent and Advances by Trustor.............  2

                                   ARTICLE 2

                                 DISTRIBUTIONS

   SECTION 2.01.  Predelivery Funding; Rent, Etc...........................  2
   SECTION 2.02.  Excepted Payments........................................  3
   SECTION 2.03.  Other Receipts...........................................  3
   SECTION 2.04.  Distributions after Default..............................  4
   SECTION 2.05.  Distributions after Release of Lien of Indenture.........  4
   SECTION 2.06.  Manner of Making Distributions...........................  4

                                   ARTICLE 3

                               THE OWNER TRUSTEE

   SECTION 3.01.  Acceptance of Trust and Duties...........................  5
   SECTION 3.02.  Limitation on Authority of Owner Trustee.................  6
   SECTION 3.03.  Notice of Default........................................  6
   SECTION 3.04.  Action Upon Instructions.................................  6
   SECTION 3.05.  Certain Duties and Responsibilities of Owner Trustee.....  7
   SECTION 3.06.  Certain Rights of Owner Trustee..........................  8
   SECTION 3.07.  No Representations or Warranties as to Certain Matters... 10
   SECTION 3.08.  Status of Moneys Received................................ 11
   SECTION 3.09.  Self-Dealing............................................. 11
   SECTION 3.10.  Definition of a Responsible Officer...................... 11
   SECTION 3.11.  Resignation or Removal of Owner Trustee.................. 12
   SECTION 3.12.  Estate and Rights of Successor Owner Trustee............. 12
   SECTION 3.13.  Merger or Consolidation of Owner Trustee................. 13
   SECTION 3.14.  Co-Trustees.............................................. 13
   SECTION 3.15.  Interpretation of Agreements............................. 14
   SECTION 3.16.  Not Acting in Individual Capacity........................ 15
   SECTION 3.17.  Tax Returns.............................................. 15

                                   ARTICLE 4

                             TERMINATION OF TRUST

   SECTION 4.01.  Termination.............................................. 15
   SECTION 4.02.  Distribution of Lessor's Estate upon Termination......... 16

                                   ARTICLE 5

                        TRANSFER OF BENEFICIAL INTEREST

                                   ARTICLE 6

                                 MISCELLANEOUS

   SECTION 6.01.  Indemnification.......................................... 18
   SECTION 6.02.  Supplements and Amendments............................... 19
   SECTION 6.03.  Nature of Title of Trustor............................... 20
   SECTION 6.04.  Power of Owner Trustee to Convey......................... 20
   SECTION 6.05.  Notices.................................................. 20
   SECTION 6.06.  Situs of Trust; Applicable Law; Severability............. 21
   SECTION 6.07.  Successors and Assigns................................... 21
   SECTION 6.08.  Headings and Table of Contents........................... 21
   SECTION 6.09.  Definitions.............................................. 22
   SECTION 6.10.  Identification of Trust.................................. 22
   SECTION 6.11.  Counterparts............................................. 22

   Schedule I     Definitions

                                TRUST AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N_____)

         TRUST AGREEMENT (Federal Express Corporation Trust No. N_____) dated as of _______________, 199__, (this "Agreement") between
_____________________, a _____________________________ (in its individual capacity, "TC", and not in its individual capacity but solely as trustee hereunder, the "Owner Trustee"), and _____________________, a ____________________________ (together with its successors and permitted assigns, the "Trustor");

                             W I T N E S S E T H :

         WHEREAS, the Trustor desires to create a trust for the purpose of issuing Certificates, the proceeds of which issuance shall initially be held by the Owner Trustee in the Collateral Account and released on the Delivery Date in order to finance a portion of the Purchase Price of the Aircraft, to acquire the Aircraft from the Lessee on the Delivery Date, to lease the Aircraft to the Lessee on the Delivery Date and to receive the benefits provided for herein.

         WHEREAS, TC is willing to accept the trust as herein provided and to perform its obligations hereunder not in its individual capacity but solely as the Owner Trustee.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, TC and the Trustor agree as follows:


                                   ARTICLE 1

                              THE LESSOR'S ESTATE

         SECTION 1.01. Authorization and Direction to Owner Trustee. The Trustor hereby authorizes and directs the Owner Trustee, not individually but solely as the Owner Trustee hereunder:

         (a) to execute and deliver as and when specified in Sections 4.01 and 4.02 of the Participation Agreement, this Agreement and each of the other Operative Agreements to which it is a party and to enter into and perform the transactions contemplated thereby; including, without limitation, accepting title to, and delivery of, the Aircraft from the Lessee on the Delivery Date, and to take all appropriate action to cause the Airframe to be registered with the Federal Aviation Administration in the name of the Owner Trustee;

         (b) to execute and deliver from time to time the Certificates in the manner and subject to the terms and conditions provided in the Participation Agreement and the Indenture;

         (c) to execute and deliver each other document referred to in the Operative Agreements to which the Owner Trustee is a party or which the Owner Trustee is required to deliver pursuant to the Operative Agreements;

         (d) subject to the terms of this Agreement, to perform the obligations and duties and, upon instruction of the Trustor, exercise the rights of the Owner Trustee under the Operative Agreements; and

         (e) to execute and deliver all such other instruments, documents or certificates and take all such other actions in accordance with the directions of the Trustor, as the Trustor may deem necessary or advisable in connection with the Certificate Closing Date and the Delivery Date and the transactions contemplated hereby, the taking of any such action by the Owner Trustee in the presence of the Trustor or its counsel to evidence, conclusively, the direction of the Trustor.

         SECTION 1.02. Declaration of Trust. TC hereby declares and agrees that it will, and in its capacity the Owner Trustee does, hold the Lessor's Estate upon the trusts herein set forth for the use and benefit of the Trustor, subject, however, to the provisions of, and the Lien created by, the Indenture.

         SECTION 1.03. Conditions Precedent and Advances by Trustor. The Trustor shall make to the Owner Trustee the advances, if any, required to be made by the Trustor pursuant to Section 6.03(e) of the Participation Agreement in the manner and subject to the conditions provided therein. The Trustor also agrees to make additional advances to the Owner Trustee in such amounts and at such times as may be necessary to permit the Owner Trustee to satisfy its obligations under Section 9.01(b) of the Participation Agreement. The right and obligation of the Owner Trustee to take the actions required by
Section 1.01 hereof shall be subject to the condition that the terms and conditions of Sections 4.01 and 4.02 of the Participation Agreement shall have been complied with in a manner satisfactory to the Owner Trustee and the Trustor.


                                   ARTICLE 2

                                 DISTRIBUTIONS

         Section 2.01. Predelivery Funding; Rent, Etc. (a) The Trustor and the Owner Trustee acknowledge that the proceeds from the sale of the Certificates to be effected on the Certificate Closing Date are to be held by the Indenture Trustee in the Collateral Account in the manner specified in the Indenture for application as provided therein and in Section 3.02 of the Participation Agreement.

         (b) The Trustor and the Owner Trustee acknowledge that the Lease will be security for the Certificates pursuant to the Indenture which provides that all moneys payable by the Lessee to the Owner Trustee under the Lease (other than Excepted Payments) are to be paid to the Indenture Trustee while the Lien of the Indenture is in effect. Except as otherwise provided in
Section 2.04, the Owner Trustee shall promptly apply each payment of Excess Amount, Rent (other than Excepted Payments), Stipulated Loss Value, Termination Value, and any proceeds from the sale of the Aircraft received by it as follows:

         (x) prior to the release of the Lien of the Indenture, each such payment shall be payable directly to the Indenture Trustee (and if any of the same are received by the Owner Trustee shall, upon receipt, be paid over to the Indenture Trustee without deduction, set off or adjustment of any kind) for distribution in accordance with the provisions of Article 5 of the Indenture; provided, that any payments received by the Owner Trustee from (i) the Lessee with respect to the Owner Trustee's fees and disbursements under this Agreement, or (ii) the Trustor pursuant to Section
   6.01 shall not be paid over to the Indenture Trustee but shall be retained by the Owner Trustee and applied toward the purpose for which such payments were made;

         (y) any amount remaining after application in full in accordance with paragraph (x) of this Section 2.01(b) and which represents payments for which provision as to the application thereof is made in any other
   Operative Agreement shall be applied promptly to the purpose for which such payment shall have been made in accordance with the terms of such Operative Agreement; and

         (z) after application in accordance with paragraphs (x) and (y) of this Section 2.01(b), or to the extent received from the Indenture Trustee under the terms of the Indenture, the balance, if any, remaining shall be paid to the Trustor.

         SECTION 2.02. Excepted Payments. All Excepted Payments at any time received by the Owner Trustee shall be distributed promptly to the applicable Person, and such payment shall not be deemed under any circumstances to be part of the Lessor's Estate.

         SECTION 2.03.  Other Receipts.  Except as otherwise provided in
Section 2.04, any payment received by the Owner Trustee, other than those referred to in Sections 2.01 and 2.02, shall be payable prior to the release of the Lien of the Indenture directly to the Indenture Trustee (and if any of the same are received by the Owner Trustee shall, upon receipt, be paid over to the Indenture Trustee without deduction, set off or adjustment of any kind) for distribution in accordance with the provisions of Article 5 of the Indenture; and following such application or release of Lien, any such payment for which provision as to the application thereof is made in the other Operative Agreements shall be applied promptly to the purpose for which such payment shall have been made in accordance with the terms of the other Operative Agreements, and any such payment received by the Owner Trustee for which no provision as to the application thereof is made in the Operative Agreements or in this Article 2 shall, unless the Trustor shall have otherwise instructed the Owner Trustee in writing, be distributed promptly to the Trustor.

         SECTION 2.04. Distributions after Default. Except as otherwise provided in Section 2.02, (i) all payments received and amounts realized by the Owner Trustee after an Indenture Event of Default shall have occurred and shall be continuing and after the Certificates shall have become or been declared due and payable pursuant to Section 7.02 of the Indenture or the Lease shall have been declared in default (including, without limitation, any amounts realized by the Owner Trustee or the Trustor from the exercise of any remedies pursuant to Section 17.01 of the Lease), as well as (ii) all funds then held or thereafter received by the Owner Trustee as part of this Trust Agreement, the Lease or otherwise, shall be distributed to the Trustor.

         SECTION 2.05. Distributions after Release of Lien of Indenture. Except as otherwise provided in Sections 2.01, 2.02, 2.03 and 2.04:

         (a) all payments received and amounts realized by the Owner Trustee under the Lease or otherwise with respect to the Aircraft or any part thereof (including, without limitation, all payments received pursuant to Section 17.01 of the Lease and amounts realized upon the sale or lease of the Aircraft or any part thereof after the termination of the Lease with respect thereto), to the extent received or realized at any time after the Lien of the Indenture shall have been released pursuant to the terms of the Indenture, and

         (b) moneys not included in paragraph (a) of this Section 2.05 remaining as part of the Lessor's Estate after payment in full of amounts described in paragraph (a),

shall, to the extent required, be retained by the Owner Trustee as reimbursement for all expenses hereunder or under the Lease not theretofore reimbursed under this Agreement, the Lease or otherwise and to which the Owner Trustee is entitled to be reimbursed pursuant to the provisions thereof, and any balance remaining thereafter shall be distributed to the Trustor.

         SECTION 2.06. Manner of Making Distributions. The Owner Trustee shall make distributions or cause distributions to be made to (i) the Trustor pursuant to this Article 2 by transferring by wire transfer in immediately available funds the amount to be distributed to the account set forth in the Participation Agreement or to such other account or accounts of the Trustor as it may designate from time to time by written notice to the Owner Trustee (and the Owner Trustee shall use reasonable efforts to cause such funds to be transferred by wire transfer on the same day as received, but in any case not later than the next succeeding Business Day), and (ii) the Indenture Trustee pursuant to this Article 2 by paying the amount to be distributed to the Indenture Trustee in the manner specified in the Indenture; provided, that the Owner Trustee shall invest overnight, for the benefit of the Trustor, in investments that would be permitted by Article 23 of the Lease (but only to the extent funds are received on or prior to 1:00 P.M. _____ Time and such investments are available and, if such investments are not available to the Owner Trustee which, after consultation with the Trustor, the Trustor shall direct) all funds not transferred by wire transfer on the same day as they were received. Notwithstanding the foregoing but subject always to the provisions of, and the Lien created by, the Indenture, the Owner Trustee will, if so requested by the Trustor by written notice, pay any and all amounts payable by the Owner Trustee hereunder to the Trustor either (i) by crediting, or causing the Indenture Trustee to credit, such amount or amounts to an account or accounts maintained by the Trustor with the Owner Trustee in its individual capacity or with the Indenture Trustee, as the case may be, in immediately available funds, or (ii) by mailing, or causing the Indenture Trustee to mail, an official bank check or checks in such amount or amounts payable to the Trustor at such address as the Trustor shall have designated in writing to the Owner Trustee.


                                   ARTICLE 3

                               THE OWNER TRUSTEE

         SECTION 3.01.  Acceptance of Trust and Duties.   TC accepts the trust
hereby created and, subject to Section 1.03 hereof, in its capacity as the Owner Trustee agrees to perform the same, including without limitation, subject to Section 1.03 hereof, the actions specified in Section 1.01 hereof as herein provided. The Owner Trustee agrees to disburse all monies that it receives under the Operative Documents in accordance with the terms hereof. The Owner Trustee shall not be answerable or accountable in its individual capacity except as a result of or arising from (a) the Owner Trustee's willful misconduct or gross negligence (in its individual capacity or as trustee), (b) any breach by the Owner Trustee of its representations, warranties and covenants given in its individual capacity in this Agreement, Article 5 of the Lease, Sections 6.01, 6.02(a) and (b) and 6.04 of the Participation Agreement or its representations, warranties and covenants given in its individual capacity in Section 3.08(ii) of the Indenture, (c) the failure to use ordinary care in receiving, handling and disbursing funds, (d) Lessor's Liens attributable to it in its individual capacity, and (e) taxes, fees, or other charges on, based on, or measured by, any fees, commissions or compensation received by the Owner Trustee in connection with the transactions contemplated by the Lease, the Indenture and this Agreement.

         SECTION 3.02. Limitation on Authority of Owner Trustee. The Owner Trustee shall have no power, right, duty or authority to manage, control, possess, use, sell, lease, dispose of or otherwise deal with the Airframe, Engines or any other property at any time constituting a part of the Lessor's Estate, or otherwise to take or refrain from taking any action under or in connection with the Operative Agreements, except (i) to execute and deliver the Operative Agreements, (ii) to exercise and carry out or cause to be exercised or carried out the rights, duties and obligations of the Owner Trustee hereunder and under the Operative Agreements, or (iii) as expressly provided in written instructions from the Trustor given pursuant to Section
3.03 or 3.04; provided, that nothing in this Section 3.02 shall limit in any manner the obligation of the Owner Trustee to perform and observe all the terms of the Operative Agreements or the obligations of the Owner Trustee under Article 2 of this Agreement.

         SECTION 3.03. Notice of Default. In the event that a Responsible Officer in the Corporate Trust Administration of the Owner Trustee shall have actual knowledge of a Default or an Event of Default, or an Indenture Default or an event or condition, which with the lapse of time or the giving of notice, or both, would constitute an Indenture Default, the Owner Trustee shall give or cause to be given to the Trustor and the Indenture Trustee prompt notice (in any event, within ten days of the discovery thereof) of such Default, Event of Default, Indenture Default or such event or condition by telegram, telex, or facsimile followed by prompt written notice thereof by first-class certified mail, postage prepaid, return receipt requested.
Subject to the terms of Section 3.06(e) and the rights of the Indenture Trustee under the Indenture, the Owner Trustee shall take such action with respect to such Default, Event of Default, Indenture Default or such event or condition as shall be specified in written instructions from the Trustor, and if the Owner Trustee shall not have received instructions from the Trustee within 20 days after giving notice of such Default, Event of Default, Indenture Default or such event or condition to the Trustor, the Owner Trustee may take such action, or refrain from taking such action, with respect to such Default, Event of Default, Indenture Default or such event or condition as it shall deem advisable in the best interests of the Trustor; provided, that the Owner Trustee shall be under no duty to take or refrain from taking any such action. For all purposes of this Agreement and the Lease, in the absence of actual knowledge of a Responsible Officer of the Owner Trustee, the Owner Trustee shall not be deemed to have knowledge of a Default, Event of Default, Indenture Default or such event or condition unless notified in writing by the Lessee, the Trustor, the Indenture Trustee or any Certificate Holder.

         SECTION 3.04. Action Upon Instructions. Subject in all respects to the terms of the Operative Agreements and the rights of the Indenture Trustee, the Holders of the Certificates and the Lessee, respectively, thereunder, and subject further to the terms of Article 2 and Sections 3.03, 3.05 and 3.06, upon the written instructions at any time and from time to time of the Trustor, the Owner Trustee will take such of the following actions as may be specified in such instructions:

         (a) give such notice or direction or exercise such right, remedy or power under the Operative Agreements, or take such other action, as shall be specified in such instructions;

         (b) take such action to preserve or protect the Lessor's Estate (including the discharge of Liens and encumbrances) as may be specified in such instructions;

         (c) approve as satisfactory to it all matters required by the terms of the Operative Agreements to be satisfactory to the Owner Trustee (it being understood that without written instructions of the Trustor, the Owner Trustee shall not approve of any matter as satisfactory to it), except such approvals as may be required with respect to the Trustor's transfer of its Beneficial Interest pursuant to Article 5;

         (d) after the expiration of the term of the Lease, convey in accordance with such instructions, the Aircraft and all of the Owner Trustee's right, title and interest in and to the Aircraft or any part thereof for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or retain, lease or otherwise dispose of the Aircraft or any part thereof as shall be specified in such instructions;

         (e) execute and file any financing statement (and any continuation statement with respect to any such financing statement) or any other similar document relating to the Lessor's Estate or the security interests and assignments created by the Operative Agreements, as may be specified in such instructions (which instructions shall be accompanied by an execution form of such financing statement or such continuation statement, as the case may be); and

         (f)   any other action as specified by the Trustor.

         SECTION 3.05.  Certain Duties and Responsibilities of Owner Trustee.
(a)(i) the Owner Trustee undertakes to perform such duties and only such duties as are specifically set forth herein, and with the degree of care specified in Section 3.01 hereof, and in accordance with instructions given by the Trustor hereunder, and no implied duties, covenants or obligations shall be read into this Agreement, any such instructions or the Operative Agreements against the Owner Trustee, and the Owner Trustee agrees that it will not manage, control, possess, use, sell, lease, dispose of or otherwise deal with the Aircraft or any part of the Lessor's Estate except as required by the terms of the Operative Agreements, any such instructions and as otherwise provided herein; and

       (ii)in the absence of bad faith on its part, the Owner Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Owner Trustee and conforming to the requirements of this Agreement or the Operative Agreements, but in the case of any such certificates or opinions which by any provisions hereof or thereof are specifically required to be furnished to the Owner Trustee, the Owner Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Agreement or the Operative Agreements.

         (b) No provision hereof shall require the Owner Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding the foregoing, the Owner Trustee agrees in its individual capacity that it will, at its own cost and expense, promptly take such action as may be necessary to discharge duly all Lessor's Liens attributable to it in its individual capacity and will claim no indemnity therefor hereunder or under the Participation Agreement.

         (c) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Owner Trustee shall be subject to the provisions of this Section 3.05, except that in the event of a conflict between this
Section 3.05 and Section 3.01, Section 3.01 shall be controlling.

         (d) The Owner Trustee will furnish to the Trustor, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Owner Trustee hereunder or under the other Operative Agreements (including those furnished to the Indenture Trustee pursuant to the terms of the Indenture) and not otherwise furnished to the Trustor.

         SECTION 3.06. Certain Rights of Owner Trustee. Except as otherwise provided in Section 3.05:

         (a) in the absence of bad faith on its part, the Owner Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction or authorization by any party hereto or to any other Operative Agreement shall be sufficiently evidenced by a request, direction or authorization in writing, delivered to the Owner Trustee, and signed in the name of such party by any of the Chairman of the Board, the President, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary or other duly authorized officer of such party; and any resolution of the Board of Directors or committee thereof of such party shall be sufficiently evidenced by a copy of such resolution certified by the Secretary or an Assistant Secretary of such party to have been duly adopted and to be in full force and effect on the date of such certification, and delivered to the Owner Trustee;

         (c) whenever in the administration of this Agreement the Owner Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or under any of the other Operative Agreements, the Owner Trustee (unless other evidence be herein or therein specifically prescribed), absent actual knowledge of a Responsible Officer of the Owner Trustee to the contrary, may rely in good faith upon a certificate in writing, delivered to the Owner Trustee and signed by any of the Chairman of the Board, the President, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary of the Lessee, the Trustor or the Indenture Trustee and notice of such need for such proof or establishment shall be delivered to the Trustor, who may advise the Owner Trustee in respect of such matter and the Owner Trustee shall act in conformity with such advice;

         (d) the Owner Trustee may exercise its powers and perform its duties by or through such attorneys, agents and servants as it shall appoint with due care, and it shall be entitled to rely upon the advice of counsel reasonably selected by it with due care and shall be protected by the advice of such counsel in anything done or omitted to be done in accordance with such advice;

         (e) the Owner Trustee shall not be under any obligation to take any action under this Agreement or under any of the Operative Agreements at the request or direction of the Trustor unless the Persons making such request or direction shall have offered to the Owner Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction; nor shall the Owner Trustee be required to take any action deemed to impose on the Owner Trustee any obligation to take any action, if the Owner Trustee shall have been advised by its counsel that such action is unlawful or is contrary to the terms of this Agreement or the Operative Agreements;

         (f) the Owner Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document unless a Responsible Officer of the Owner Trustee has actual knowledge that the facts or matters stated therein are false or inaccurate, but the Owner Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Owner Trustee shall determine to make such further inquiry or investigation, it shall be entitled, to the same extent permitted to the Lessor under the Lease, to examine the books and records of the Lessee to reasonably determine whether the Lessee is in compliance with the terms and conditions of the Lease and to examine the Airframe and Engines personally or by agent or attorney; and

         (g) without limiting the generality of Section 3.05 hereof, except as otherwise provided in written instructions given to the Owner Trustee by the Trustor or as otherwise provided in the Indenture, the Owner Trustee shall not have any duty (i) to see to any recording or filing of the Lease or of this Agreement or any financing statement or other notice or document relating thereto or contemplated under the Operative Agreements or to see to the maintenance of any such recording or filing (other than FAA reporting requirements contained in 14 C.F.R. Sections 47.45 and 47.51),
   (ii) to see to any insurance on the Aircraft or any part thereof or to effect or maintain any such insurance, whether or not the Lessee shall be in default with respect thereto, other than to forward to the Trustor copies of all certificates, reports and other written information which it receives from the Lessee pursuant to the Lease, (iii) to see to the payment or discharge of any tax, assessment or other governmental charges or any Lien (except any Lessor's Lien attributable to it in its individual capacity) owing with respect to, or assessed or levied against any part of the Lessor's Estate, (iv) to confirm or verify any financial statements or reports of the Lessee, or (v) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of the Lessee's covenants under the Lease.

         SECTION 3.07. No Representations or Warranties as to Certain Matters. NEITHER THE OWNER TRUSTEE NOR TC MAKES OR SHALL BE DEEMED TO HAVE MADE (a) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, WORKMANSHIP, DESIGN, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, except that TC represents and warrants that on the Delivery Date the Owner Trustee shall have received whatever rights, title and interests in, to and under the Aircraft were conveyed to it by the Lessee and TC represents, warrants and covenants that at all times on and after the Delivery Date the Aircraft shall be free of all Lessor's Liens attributable to it, and that the Owner Trustee shall comply with the last sentence of Section 3.05(b) hereof, or (b) any representation or warranty as to the validity, legality or enforceability of this Agreement or any other Operative Agreement to which the Owner Trustee is a party, or any other document or instrument, or as to the correctness of any statement contained in any thereof, except to the extent that any such representation, warranty or statement is expressly made herein or therein as a representation or warranty by the Owner Trustee or TC and except that TC hereby represents and warrants that this Agreement has been, and (assuming the due authorization, execution and delivery of this Agreement by the Trustor) the Operative Agreements to which the Owner Trustee is a party have been (or at the time of execution and delivery of any such instrument by the Owner Trustee hereunder or pursuant to the terms of the Participation Agreement that such an instrument will be) duly executed and delivered by one of its officers who is or will be, as the case may be, duly authorized to execute and deliver such instruments on behalf of the Owner Trustee and that this Agreement has been duly authorized, executed and delivered by TC and (assuming due authorization, execution and delivery of this Trust Agreement by the Trustor) constitutes the legal, valid and binding obligation of TC enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

         SECTION 3.08. Status of Moneys Received. All moneys received by the Owner Trustee under or pursuant to any provision of this Agreement shall constitute trust funds for the purpose for which they were paid or are held, but need not be segregated in any manner from any other moneys except to the extent required by law and may be deposited by the Owner Trustee under such conditions as may be prescribed or permitted by law for trust funds, or may be invested in direct obligations of the United States.

         SECTION 3.09. Self-Dealing. The Owner Trustee in its individual capacity, or any corporation in or with which the Owner Trustee may be interested or affiliated, or any officer or director of any such corporation, may have normal commercial relations, and otherwise deal, in the ordinary course of business, with the Lessee or any other corporation having relations with the Lessee to the full extent permitted by law.

         SECTION 3.10. Definition of a Responsible Officer. For purposes of this Trust Agreement only, "Responsible Officer" when used with respect to the Owner Trustee means the Chairman or the Vice-Chairman of the Board of Directors, the Chairman or Vice-Chairman of the Executive Committee of the Board of Directors, the President, any Vice President (whether or not designated by a number or a word or words added before or after the title "Vice President"), the Secretary, any Assistant Secretary, or any other officer in the Corporate Trust Administration of the Owner Trustee customarily performing functions similar to those performed by any of the above designated officers.

         SECTION 3.11. Resignation or Removal of Owner Trustee. The Owner Trustee or any successor thereof (a) shall resign if required to do so pursuant to Section 6.02(b) of the Participation Agreement and (b) may resign at any time without cause by giving at least 60 days' prior written notice to the Trustor and the Indenture Trustee, such resignation to be effective only upon the appointment of a successor trustee and the acceptance of such appointment by such successor. In addition, the Trustor may at any time remove the Owner Trustee without cause by an instrument in writing delivered to the Owner Trustee and the Indenture Trustee, such removal to be effective only upon the appointment by the Trustor of a successor Owner Trustee and the acceptance of such appointment by such successor. Upon the giving of notice of resignation or removal of the Owner Trustee, the Trustor may appoint a successor Owner Trustee by an instrument signed by the Trustor. If the Trustor shall not have so appointed a successor Owner Trustee within 30 days after such resignation or removal, the Owner Trustee, the Indenture Trustee or the Trustor may apply to any court of competent jurisdiction to appoint a successor Owner Trustee to act until such time, if any, as a successor or successors shall have been appointed by the Trustor as above provided. Any successor Owner Trustee so appointed by a court shall be superseded by any successor Owner Trustee subsequently appointed by the Trustor.

         Each successor Owner Trustee appointed as herein provided shall be a trust company or banking corporation which is a Citizen of the United States, having its principal place of business in the United States and having a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Owner Trustee hereunder upon reasonable or customary terms.

         SECTION 3.12. Estate and Rights of Successor Owner Trustee. Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee, with a copy to the Trustor and the Indenture Trustee, an instrument accepting such appointment, and thereupon each successor Owner Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trust of the predecessor Owner Trustee in the trusts hereunder with like effect as if originally named as an Owner Trustee herein, but nevertheless upon the written request of such successor Owner Trustee, such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trust herein expressed, all estates, properties, rights, powers, duties, property or moneys then held by such predecessor Owner Trustee upon the trusts herein expressed. Upon any such transfer by a predecessor Owner Trustee, such predecessor Owner Trustee shall provide the successor Owner Trustee and Trustor an accounting of the Lessor's Estate and the trusts hereunder.

         Upon the appointment of any successor Owner Trustee hereunder, the predecessor Owner Trustee will use its best efforts to cause registration of the Aircraft included in the Lessor's Estate to be transferred upon the records of the Aeronautics Authority into the name of the successor Owner Trustee.

         SECTION 3.13. Merger or Consolidation of Owner Trustee. Any corporation into which the Owner Trustee in its individual capacity may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Owner Trustee shall be a party, or any corporation to which substantially all the business of the Owner Trustee in its individual capacity may be transferred, shall, subject to the last sentence of Section 3.11, be the Owner Trustee under this Agreement without further act; provided, that such corporation shall not also be the Indenture Trustee.

         SECTION 3.14. Co-Trustees. At any time, if the Owner Trustee and the Trustor shall deem it necessary or prudent or desirable in order to conform to legal requirements of any jurisdiction in which any part of the Lessor's
Estate may at the time be located, the Trustor and the Owner Trustee jointly shall have the power, and shall execute and deliver all instruments, to appoint one or more persons approved by the Trustor and the Owner Trustee, to act as co-trustee, or co-trustees, jointly with the Owner Trustee, or separate trustee or separate trustees (except insofar as local law makes it necessary or prudent or desirable for any such co-trustee or separate trustee to act alone), of all or any part of the Lessor's Estate, and to vest in such Person or Persons, in such capacity, such title to the Lessor's Estate or any part thereof, and such rights, powers, duties, trusts or obligations as the Trustor and the Owner Trustee may consider necessary or prudent or desirable. If the Trustor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, the Owner Trustee alone shall have the power to make such appointment. The Owner Trustee shall not be liable for any act or omission of any co-trustee or separate trustee appointed under this
Section 3.14, except with respect to an appointment made pursuant to the immediately preceding sentence if the Owner Trustee shall have failed to exercise due care in making such appointment. No appointment of, or action by, any co-trustee or separate trustee appointed under this Section 3.14 will relieve the Owner Trustee of any of its obligations under any Operative Agreement or otherwise affect any of the terms of the Indenture or adversely affect the interests of the Indenture Trustee or the Holders of the Certificates in the Trust Indenture Estate.

         Any co-trustee or separate trustee may, at any time by an instrument in writing, constitute the Owner Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name.

         Every additional trustee hereunder shall be a Citizen of the United States and, to the extent permitted by law, be appointed and act, and the Owner Trustee and its successors shall act, subject to the following provisions and conditions:

         (A) all powers, duties, obligations and rights conferred upon the Owner Trustee in respect of the custody, control and management of monies, the Aircraft or documents authorized to be delivered hereunder or under the Participation Agreement shall be exercised solely by the Owner Trustee;

         (B) all other rights, powers, duties and obligations conferred or imposed upon the Owner Trustee shall be conferred or imposed upon and exercised or performed by the Owner Trustee and such additional trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (including the holding of title to the Lessor's Estate) the Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such additional trustee;

         (C) no power given to, or which is provided hereby may be exercised by, any such additional trustee, except jointly with, or with the consent in writing of, the Owner Trustee;

         (D) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

         (E) the Trustor, at any time, by an instrument in writing may remove any such additional trustee.

         SECTION 3.15. Interpretation of Agreements. In the event that the Owner Trustee is unsure as to the application of any provision of this Agreement or any other Operative Agreement or any other agreement relating to the transactions contemplated by the Operative Agreements or such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any other Operative Agreement permits any determination by the Owner Trustee or is silent or incomplete as to the course of action which the Owner Trustee is required to take with respect to a particular set of facts, the Owner Trustee may request instructions of the Trustor and, to the extent that the Owner Trustee acts in good faith in accordance with any instructions received from the Trustor, shall not be liable to any Person; provided, that in the event that no response is made to the Owner Trustee by the Trustor within 25 days after such request, the Owner Trustee shall not be liable to any Person for acts taken by the Owner Trustee in good faith or for any failure to act, except to the extent provided in the last sentence of Section 3.01.

         SECTION 3.16. Not Acting in Individual Capacity. In carrying out the trust hereby created, the Owner Trustee will act solely as trustee hereunder and not in its individual capacity except as expressly provided herein or in the other Operative Agreements to which it is a party; and all Persons, other than the Trustor as provided in this Agreement, having any claim against the Owner Trustee by reason of the transactions contemplated hereby shall look only to the Lessor's Estate for payment or satisfaction thereof, except to the extent provided in the last sentence of Section 3.01.

         SECTION 3.17. Tax Returns. The Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all moneys under this Agreement or any agreement contemplated hereby. The Trustor shall be responsible for causing to be prepared and filed all income tax returns required to be filed by the Trustor. The Owner Trustee, upon request, will furnish the Trustor with all such information as may be reasonably required from the Owner Trustee in connection with the preparation of such tax returns. The Owner Trustee shall be responsible for causing to be prepared at the request and expense of the Trustor all income tax returns required to be filed with respect to the trust created hereby and shall execute and file such returns. The Trustor, upon request, will furnish the Owner Trustee with all such information as may be reasonably required from the Trustor in connection with the preparation of such income tax returns.


                                   ARTICLE 4

                             TERMINATION OF TRUST

         SECTION 4.01. Termination. This Agreement and the trust created and provided for hereby shall cease and be terminated in any one of the following events, whichever shall first occur:

         (a) If the Trustor shall by notice in writing to the Owner Trustee revoke and terminate the trust on and as of a date stated in such notice, which date shall not be less than ten nor more than thirty days from the date of mailing such notice, then on the date specified in such notice the trust created and provided for hereby shall cease and terminate; provided, that this trust shall not be subject to revocation or termination by the Trustor prior to the payment in full and discharge of the Certificates and all other indebtedness secured by the Indenture and the release of the Lien of the Indenture and the security interest granted thereby or prior to termination of the Lease; provided, further, that such notice shall be accompanied by the written agreement of Trustor to assume all of the obligations of the Owner Trustee under the Operative Agreements and all other obligations of the Owner Trustee incurred by it hereunder in its role as the Owner Trustee;

         (b) The sale or other final disposition by the Owner Trustee of all of its interest in all property constituting or included in the Lessor's Estate and, if the Indenture shall then be in effect, the sale or other disposition by the Indenture Trustee of all of its interest in all property constituting or included in the Lessor's Estate, and the final disposition by the Owner Trustee and, if the Indenture shall then be in effect, the Indenture Trustee, of all moneys or other property or proceeds constituting part of the Lessor's Estate in accordance with the terms hereof; or

         (c) 110 years from the earlier execution of this Agreement by either party hereto; provided, however, that if the Trust shall be or become valid under applicable law for a period subsequent to 110 years from the earlier execution of this Agreement by either party hereto or, without limiting the generality of the foregoing, if legislation shall become effective providing for the validity or permitting the effective grant of such trust for a period, in gross, exceeding the period for which such trust is hereinabove stated to extend and be valid, then such trust shall not terminate as provided in the first part of this sentence but shall extend to and continue in effect until, but only if such non-termination and extension shall then be valid under applicable law, such time as the same shall, under applicable law, cease to be valid.

         SECTION 4.02.  Distribution of Lessor's Estate upon Termination.
Upon any termination of this trust pursuant to the provisions of Section 4.01, the Owner Trustee shall convey the Lessor's Estate to such purchaser or purchasers or the Trustor and for such amount and on such terms as shall be specified in written instructions from the Trustor delivered to the Owner Trustee prior to the date of termination; provided, that (i) if at the time of any termination the Lease remains in force and effect, then the Lessor's Estate shall be sold as a unit (and not in parcels) and subject to the Lease, and (ii) in the event such written instructions are not delivered to the Owner Trustee on or before the date of termination, the Owner Trustee shall transfer title to the Lessor's Estate to the Trustor. Upon making such transfer or sale and accounting for all funds which have come into its hands, the Owner Trustee shall be entitled to receipt of any sums due and owing to the Owner Trustee for expenses incurred pursuant hereto as set forth in Section 2.05.


                                   ARTICLE 5

                        TRANSFER OF BENEFICIAL INTEREST

         The Trustor may assign, convey or otherwise transfer to a single institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 30 days' notice of such assignment, conveyance or other transfer and provided further that the Trustor agrees by a written instrument in form and substance reasonably satisfactory to the Indenture Trustee and the Owner Trustee to remain liable for all obligations of the Trustor under this Agreement and the Operative Agreements to which the Trustor is a party to the extent (but only to the extent) incurred on or before the date of such transfer and provided that the transferee agrees by a written instrument in form and substance reasonably satisfactory to the Indenture Trustee and the Owner Trustee to assume primary liability for all obligations as a trustor under this Agreement and the Operative Agreements to which such trustor is a party incurred after the date of transfer and the Trustor shall remain secondarily liable for all such obligations assumed by its successor as Trustor; provided, that the Trustor need not so agree to remain and shall not be so secondarily liable if
(a) such transferee is (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $50,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee of such subsidiary's obligations, or (iii) an Affiliate of the original Trustor, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $50,000,000 or the obligations assumed by such Affiliate are guaranteed or otherwise supported to the same extent as the obligations of the original Trustor being transferred were guaranteed or supported immediately prior to such transfer, (b) such transferee is legally capable of binding itself to the obligations of the Trustor and expressly agrees to assume all obligations of the Trustor under the Participation Agreement and this Agreement and (c) such transferee shall provide representations substantially similar to that contained in Section 6.03 of the Participation Agreement. In the event of any such assignment, conveyance and transfer, the transferee shall become a party to this Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Trustor contained in this Agreement and the Operative Agreements in such manner as is reasonably satisfactory to the Owner Trustee and the Indenture Trustee. A transferee hereunder shall be (i) a "United States Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) or if the transferee shall not be such "United States Person" then each Certificate Holder shall be provided an indemnity in form and substance reasonably satisfactory to each such Certificate Holder, for any Taxes that may be imposed on such Certificate Holders (currently or in the future) due to such transferee's failure to be such a "United States Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement to permit the Owner Trustee to be the registered owner of the Aircraft under the Federal Aviation Act. No such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Trustor to a transferee as above provided, the transferee shall be deemed the "Trustor" for all purposes hereof, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference herein to the "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Article 5, in no event shall the Trustor transfer its interest in the Beneficial Interest to (i) any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with Lessee, and/or (ii) to an employee benefit plan subject to ERISA or an individual retirement account or an employee benefit plan subject to Section 4975 of the Code (hereinafter collectively referred to as an "ERISA Plan"), or to an entity using the assets of an ERISA Plan to acquire its interest in the Beneficial Interest.


                                   ARTICLE 6

                                 MISCELLANEOUS

         SECTION 6.01. Indemnification. The Trustor and its assigns agree to reimburse and save the Owner Trustee, in its individual capacity, harmless against any and all loss, damage, liability, claims, demands, disbursements and expenses, including taxes (excluding taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Trustee hereunder) and reasonable counsel fees, which are not required to be indemnified by the Lessee pursuant to Section 8.01 of the Participation Agreement and which may be incurred by reason of its being the Owner Trustee or acting hereunder or under the Operative Agreements, but solely by reason thereof and arising out of or relating solely to this Agreement or the Operative Agreements or the Aircraft or the Rents and other sums payable therefor, or by reason of any occurrence directly relating thereto while so acting, and to secure the payment thereof, the Owner Trustee, in its individual capacity, shall have a Lien on the Lessor's Estate and the proceeds thereof, including income, prior to any interest therein of the Trustor and its assigns (but subject to the rights of the Lessee under the Operative Agreements and subject and subordinate to the Lien of the Indenture), except only in respect of any such loss, damage, liability, claims, demands, disbursements and expenses, including taxes and counsel fees, arising from or as a result of (A) the Owner Trustee's willful misconduct or gross negligence (in its individual capacity or as trustee), (B) any inaccuracy of any representation of the Owner Trustee or any breach by the Owner Trustee of its warranties and covenants given in its individual capacity in this Agreement,
Article 5 of the Lease, Sections 6.01, 6.02(a) and (b) and 6.04 of the Participation Agreement and its representations and warranties given in its individual capacity in Section 3.08(ii) of the Indenture or elsewhere in the Operative Agreements, (C) the failure to use ordinary care in receiving, handling and disbursing funds, (D) Lessor's Liens attributable to it in its individual capacity, (E) taxes, fees, or other charges on, based on, or measured by, any fees, commissions or compensation received by the Owner Trustee in connection with the transactions contemplated by the Lease, the Indenture and this Agreement, (F) Taxes excluded from indemnification pursuant to Section 7.01(b) of the Participation Agreement (disregarding for the purposes of this Section 6.01, subsections (ii) and (v) of Section 7.01(b) of the Participation Agreement) or (G) Expenses excluded from indemnification pursuant to Section 8.01(b) of the Participation Agreement (disregarding for the purposes of this Section 6.01, subsections (ii), (iv), (vi), and (viii) of
Section 8.01(b) of the Participation Agreement); provided, that, before asserting any right to payment or indemnification hereunder, the Owner Trustee shall first demand (but need not exhaust its remedies with respect to) its corresponding right to payment or indemnification from the Lessee pursuant to the Participation Agreement. It is further understood that the distribution by the Owner Trustee of all or any part of the Lessor's Estate as provided in
Section 4.02 of this Agreement shall not impair the right of the Owner Trustee to indemnity, payment and reimbursement as herein provided. In the event the Owner Trustee makes any advances at any time to pay or to provide for the payment of any such loss, damage, liability, claim, demand or expense, then the Owner Trustee, in its individual capacity, shall be entitled, in addition to reimbursement for the principal of the sum so advanced, to interest on the amount of such advances at the Corporate Base Rate. The provisions of this Section shall continue in force and effect notwithstanding the termination of this trust or the resignation, inability or incapacity to act or removal of the Owner Trustee. Except as provided in this Section 6.01, the Owner Trustee (in its individual capacity or as trustee) agrees that it shall have no right against the Trustor or (subject to the provisions of the Indenture) the Trust Indenture Estate for any fee as compensation for its services hereunder.

         SECTION 6.02. Supplements and Amendments. At any time and from time to time, only upon the written request of the Trustor (a) TC and the Trustor shall execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement as specified in such request and (b) the Owner Trustee shall, subject to the provisions of Article 13 of the Indenture, enter into or consent to such written amendment or modification of or supplement to any of the Operative Agreements as the Indenture Trustee and any other necessary parties may agree to in writing and as may be specified in such request, or execute and deliver such written waiver of the terms of any of the Operative Agreements as may be agreed to in writing by the Indenture Trustee and as may be specified in such request; provided, that (i) the Owner Trustee shall not execute any such supplement, amendment, waiver or modification without the prior written consent of the Trustor, (ii) if in the reasonable opinion of the Owner Trustee any document required to be executed by it pursuant to this Section adversely affects any right or duty of, or immunity or indemnity in favor of, the Owner Trustee under this Agreement or any other Operative Agreement, the Owner Trustee may in its discretion decline to execute such document and (iii) any amendment or supplement to this Agreement that would adversely affect the rights of the Indenture Trustee or the Holders shall be subject to the prior written consent of the Indenture Trustee. It shall not be necessary that any request pursuant to this Section specify the particular form of the proposed document to be executed pursuant to such request, but it shall be sufficient if such request shall indicate the substance thereof. Promptly after the execution by TC or the Owner Trustee of any document pursuant to this Section, the Owner Trustee shall mail a conformed copy thereof to the Trustor and the Indenture Trustee, but the failure of the Owner Trustee to mail such conformed copies shall not impair or affect the validity of such document.

         SECTION 6.03. Nature of Title of Trustor. The Trustor shall not have any legal title to any part of the Lessor's Estate. No transfer, by operation of law or otherwise, of the right, title and interest of the Trustor in and to the Lessor's Estate or the trusts hereunder shall operate to terminate this Agreement or Lessor's Estate.

         SECTION 6.04. Power of Owner Trustee to Convey. Any assignment, sale, transfer or other conveyance by the Owner Trustee of the interest of the Owner Trustee in the Operative Agreements or in the Aircraft or any part thereof pursuant to the terms of this Agreement or the Operative Agreements shall bind the Trustor and shall be effective to transfer or convey all right, title and interest of the Owner Trustee and the Trustor in and to the Operative Agreements or the Aircraft or such part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance or as to the application of any sale or other proceeds with respect thereto by the Owner Trustee.

         SECTION 6.05. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mails, (c) if given by telex, upon receipt by the party transmitting the telex of such party's callback code at the end of such telex (receipt of confirmation in writing not being necessary to the effectiveness of any telex) and (d) if given by Federal Express service or other means, when received or personally delivered, addressed:

   If to the Owner Trustee:__________________________
                           __________________________
                           __________________________
                           Attention:
                           Facsimile:

   If to the Trustor:      __________________________
                           __________________________
                           __________________________
                           Attention:
                           Facsimile:

   If to the Indenture
   Trustee:                __________________________
                           __________________________
                           __________________________
                           Attention:
                           Facsimile:

or as to any of the foregoing parties at such other address as such party may designate by notice duly given in accordance with this Section to the other parties.

         SECTION 6.06. Situs of Trust; Applicable Law; Severability. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ________, INCLUDING ALL MATTERS OF VALIDITY, CONSTRUCTION AND PERFORMANCE. If any provision of this Agreement shall be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective; provided, that such remaining provisions do not increase the obligations or liabilities of the Owner Trustee or the Trustor.

         SECTION 6.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns, including any successive holder of the Beneficial Interest, but only to the extent the Beneficial Interest has been transferred or assigned in accordance with the limitations of Article 5 of this Agreement.

         SECTION 6.08. Headings and Table of Contents. The headings of the Articles and Sections of this Agreement and the Table of Contents are inserted for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         SECTION 6.09. Definitions. The capitalized terms used herein, unless otherwise herein defined or the context hereof shall otherwise require, shall have the respective meanings set forth in Schedule II to the Participation Agreement dated as of _______________, 199__, among Federal Express Corporation, the Trustor, ________________________, not in its individual capacity but solely as Owner Trustee except as otherwise expressly provided therein, ________________________, as Indenture Trustee and ________________________, as Pass Through Trustee which schedule is attached hereto as Schedule I and by this reference incorporated herein.

         SECTION 6.10. Identification of Trust. This Trust may for convenience be referred to as the "Federal Express Corporation Trust No. N____FE."

         SECTION 6.11. Counterparts. This instrument may be executed in any number of counterparts or upon separate signature pages bound together in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

         IN WITNESS WHEREOF, TC and the Trustor have caused this Agreement to be duly executed all as of the date first above written.


                                       ____________________________________


                                       By: ________________________________
                                             Name:
                                             Title:


                                       ____________________________________


                                       By: ________________________________
                                             Name:
                                             Title:


                                  SCHEDULE I

                                  DEFINITIONS

GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         [All other terms used in the Indenture that are defined in the Trust Indenture Act (as defined below) or the Securities Act (as defined below) have the meanings assigned to such terms in the Trust Indenture Act or the Securities Act as in force on the date of the Indenture, except as otherwise expressly provided or unless the context requires.](1)

- ------------
(1) To be used for a qualified Indenture.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Act or Federal Aviation Act. The Federal Aviation Act of 1958, as amended and in effect, on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation
Administration, any successor to the former United States Civil Aeronautics Board, or any person, governmental department, bureau, commission or agency succeeding to the functions of any of the foregoing.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership or voting securities or by contract or otherwise.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time.

         Air Carrier. Any air carrier which is a United States "domestic air carrier" as defined in Part 121 of the Federal Aviation Regulations, and any "foreign air carrier" (as defined in the Act) as to which there is in force a permit granted under Section 402 of the Act.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee pursuant to the Participation Agreement and leased under the Lease (or any permitted substitute Airframe) together with the _____ Engines (or any Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial
Lease Supplement, references in the Operative Agreements (including Section
3.05 of the Participation Agreement) to the Aircraft shall mean the __________________ airframe bearing FAA Registration Number N_____ and Manufacturer's serial number _____, together with _________________________________ engines bearing Manufacturer's serial numbers
___________________.

         Airframe. The ________________________ aircraft (excluding the Engines or engines from time to time installed thereon) leased by Lessor to Lessee pursuant to the Lease and the Lease Supplement and having the United States FAA Registration Number and manufacturer's serial number specified in the Lease Supplement, including (i) all Parts so long as the same shall be incorporated or installed in or attached to such Airframe, or so long as title to any such Parts shall remain vested in Lessor in accordance with the terms of Section 8.01(b) of the Lease after removal from such Airframe, and (ii) any replacement airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreements. Any written agreement of the Lessee entered into on the Delivery Date or at any time thereafter in connection with the transaction contemplated by the Operative Agreements or the Original Agreements, in each case as amended from time to time.

         Appraisal. The report prepared by BK Associates, Inc. and delivered to the Owner Participant and Lessee on the Delivery Date pursuant to Section 4.02(j) of the Participation Agreement.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Commencement Date and ending at the end of the day on the day immediately preceding the date _________ years from the Commencement Date, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bills of Sale for the Aircraft, an additional full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee as owner of the Aircraft in favor of the Owner Trustee and dated the Delivery Date and an additional full warranty bill of sale covering the Aircraft executed by the Manufacturer in favor of Lessee.

         Burdensome Indemnity Payment. A Loss, as defined in the Tax Indemnity Agreement, which causes the aggregate net present value of all Losses paid or payable by the Lessee as of the determination date discounted semi-annually at the Debt Rate to the date of determination to exceed ___% of the Purchase Price.

         Business Day. Any day other than a Saturday, Sunday or other day on which commercial banking institutions in __________, ________, ______________, ____, New York, New York, ________________________ or Memphis, Tennessee are authorized or required by law to close.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express 199_-[SERIES NAME]), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury, provided that the Owner Participant or the Lessee has notified the other parties of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 101(16) of the Act, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, references to the Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.12 of the Indenture.

         Commencement Date.  ________________________.

         Commission. The Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution and delivery of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties on such date.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement means the Consent and Agreement dated as of ____________, executed by the Manufacturer, as the same may be amended, modified or supplemented from time to time.

         Cut-Off Date.  ___________,19__.

         Corporate Base Rate. The rate announced from time to time by ________ as its Corporate Base Rate.

         Debt Portion. The amount specified as such on Schedule I to the Participation Agreement.

         Debt Rate. The average weighted rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition, which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delayed Delivery Notice. A certificate signed by a Responsible Officer of the Lessee (i) requesting that the Pass Through Trustee temporarily delay purchase of the Certificates to a date later than the Pass Through Closing Date, (ii) stating the amount of the purchase price of each such Certificate and the aggregate purchase price of all such Certificates, (iii) stating the reasons for such delay and (iv) either (1) setting or resetting the Delivery Date (which shall be on or prior to the Cut-Off Date), or (2) indicating that such Delivery Date will be set by subsequent written notice not less than three Business Days prior to such new Delivery Date (which shall be on or prior to the applicable Cut-off Date).

         Delivery Date. The date on which the Aircraft is to be delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date is also the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Depository. The depository of the Registered Global Certificate, if any, representing the Equipment Trust Certificates issued under the Indenture and any successor to such depository appointed by the Company pursuant hereto. Such depository initially shall be Depository Trust Company, a New York corporation.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also must have a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the ______________________ engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Sections 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts incorporated or installed in or attached to any such Engine and all Parts removed from any such Engine so long as title to such Parts shall remain vested in the Lessor in accordance with the terms of
Article 8 of the Lease after removal from such Engine. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent and Agreement. The Engine Consent and Agreement dated as of ________, executed by the Engine Manufacturer, as the same may be amended from time to time.

         Engine Manufacturer.  ________________________, a ________
corporation.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 180 days (or in any event if such loss is continuing on the last day of the Term) due to theft or disappearance, or (B) for a period in excess of 60 days (or in any event if such loss is continuing on the last day of the Term) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by the Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (x) condemnation, confiscation or seizure of, or requisition of title to such property, or (y) requisition of use of such property (A) by a foreign government or instrumentality or agency thereof, or any purported government or instrumentality or agency thereof, for a period in excess of 180 days, or (B) by the Government for a period extending beyond the Term, provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months in the event that the Aircraft, the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the Civil Reserve Air Fleet Program, as such term is defined in Section 7.02(a)(iv) of the Lease; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all aircraft of the same type for a period of eighteen (18) consecutive months, unless the Lessee, prior to the expiration of such eighteen month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use shall have been prohibited for a period of two (2) consecutive years or for a period extending beyond the end of the Term, unless the Lessee, prior to the expiration of such two (2) year period shall have conformed at least one __________________ aircraft (but not necessarily the Aircraft or the Airframe) to the requirements of any such law, rule, regulation, order, or other action and shall have commenced regular commercial use and shall be diligently carrying forward, on a non-discriminatory basis, all steps necessary or desirable to permit the normal use of the Aircraft by the Lessee; provided, that if there is a conflict between the operation of clause (iv) above and Section 12.05 of the Lease (by reference to Section 12.04(ix) thereof), such Section 12.05 of the Lease shall control. The date of such Event of Loss shall be the date of (i) loss of such property or its use for a period in excess of 180 days due to theft or disappearance, or loss for a period in excess of 60 days due to damage beyond economic repair or loss of use of the Airframe because of requisition for use for a period in excess of 180 days (or shorter period due to insurance settlement), (ii) an insurance settlement on the basis of total loss with respect to such property, (iii) condemnation, confiscation, seizure or requisition of title, or (iv) prohibition from usage for the periods described in clause (iv) above. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) all right, title and interest of the Owner Participant or the Owner Trustee in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and payments of Supplemental Rent or other payments by the Lessee in either case in respect of the Tax Indemnity Agreement, (ii) indemnity payments and interest thereon and other amounts payable by the Lessee to the Owner Participant or to the Trust Company or any of their respective Affiliates, successors, assigns, directors, officers, employees, agents or servants pursuant to Article 7 or 8 of the Participation Agreement or any corresponding payment of Supplemental Rent under the Lease; (iii) proceeds of public liability insurance in respect of the Aircraft payable to the Owner Participant or Trust Company, or any of their Affiliates, successors or assigns, as a result of insurance claims made, or losses suffered, by, or amounts in respect of such indemnities paid for the benefit of, the Owner Participant or the Trust Company either pursuant to the Lease (which shall include proceeds of any self-insurance by the Lessee) or maintained by the Trust Company or the Owner Participant and not required to be maintained under the Lease; (iv) proceeds of any insurance in respect of the Aircraft which is separately acquired and paid for by the Owner Participant (directly or through the Owner Trustee) or the Lessor in accordance with Section 13.05 of the Lease; (v) indemnity payments payable by the Owner Participant to the Trust Company pursuant to Section 6.01 of the Trust Agreement; (vi) Transaction Costs or other expenses paid or payable by the Lessee to, or for the benefit of, the Owner Trustee, Trust Company or the Owner Participant pursuant to
Section 9.01 of the Participation Agreement, Section 3.02(b) of the Lease and
Section 2.02 of the Participation Agreement; (vii) the right to enforce, and the proceeds of any such enforcement of, any right to receive the proceeds of any of the amounts referred to in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses (i) through (vii) above.

         Expense and Expenses. Have the meaning specified in Section 8.01(a) of the Participation Agreement.

         FAA Bills of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority executed by the Lessee in favor of the Lessor and dated the Delivery Date and the bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority executed by the manufacturer in favor of the Lessee.

         Fair Market Renewal Term. One or more terms of one or more years, but not to exceed ____ years in the aggregate and which term(s) shall immediately follow the end of the Basic Term or the Fixed Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a)(B) thereof.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease. Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell. In such determination it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease. Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration and FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Fixed Renewal Rental. An amount equal to 50% of the average semiannual payments of Basic Rent during the Basic Term as such payments may be adjusted pursuant to Section 3.04 of the Lease.

         Fixed Renewal Term. Up to ____ renewal terms, each term to be not less than ____ year, but not more than _____ years in the aggregate.

         Government. The United States of America or an agency or instrumentality thereof.

         Holder. As of any particular time, the person in whose name a Certificate shall be registered.

         Indebtedness of any Person means at any time, without duplication,
(i) all obligations of such Person for borrowed money or the deferred purchase price of property, or evidenced by bonds, debentures, notes or other similar instruments, or arising under leases that are properly capitalized under generally accepted accounting principles applicable to such Person and (ii) all guarantees by such Person of such obligations described in clause (i) above of third parties.

         Indemnitee. Each of the Owner Trustee, in its individual capacity and as trustee, the Owner Participant, the Original Loan Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), and any Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Certificate Holder nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement, dated as of ___________, 199_, as amended and restated as of _____________, 199_, between the Lessor and the Indenture Trustee and the Indenture Supplement and any amendment or supplement hereto or thereto from time to time entered into.

         Indenture Default. Any event or condition, which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. The Participation Agreement, the Trust Agreement (including any Trust Agreement Supplements), the Lease (including any Lease Supplements), the Indenture (including any Indenture Supplements), the Certificates, the Purchase Agreement Assignment, the FAA Bills of Sale, the Consent and Agreement and the Engine Consent and Agreement.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Supplement. Any Indenture Supplement, substantially in the form of Exhibit A to the Indenture, entered into between the Indenture Trustee and the Owner Trustee, which Indenture Supplement shall incorporate by reference the provisions of the Indenture including any amendments entered into subsequent to the Delivery Date.

         Indenture Trustee. _______________________, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture and each other Person which may from time to time be acting as successor trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien on the Trust Indenture Estate resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate or (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date or if an Event of Default shall have occurred and be continuing, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Interest Payment Date means each _________ and ________ beginning with __________, 199_; provided, that if any such day is not a Business Day, the relevant Interest Payment Date shall be the next succeeding Business Day.

         Interim Term. The period commencing on the Delivery Date and ending at the end of the day immediately preceding the Commencement Date.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement dated as of __________, 199_, entered into by the Lessor and the Lessee and the Lease Supplement and any amendment or supplement hereto or thereto from time to time entered into.

         Lease Supplement. Any Lease Supplement, substantially in the form of Exhibit A to the Lease, entered into between the Lessor and the Lessee for the purpose of leasing the Aircraft pursuant to the terms of the Lease, which Lease Supplement shall incorporate by reference the provisions of the Lease including any amendments or supplements entered into subsequent to the Delivery Date.

         Lessee. Federal Express Corporation, a Delaware corporation, and its successors and assigns in its capacity as lessee.

         Lessor. __________ Trust Company, a ________ banking corporation, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement, and its successors and assigns.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Bills of Sale, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee for its own account or in its individual capacity, the Owner Participant or any Holder or the Indenture Trustee) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity or any Holder, or to any of their respective directors, officers, employees and agents pursuant to Articles 7 and 8 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens on the Lessor's Estate or the Trust Indenture Estate arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Articles 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Letter of Representations. A letter from the Company and the Owner Trustee to, and accepted by, the Depository, as such letter may be modified or supplemented, or any successor letter thereto.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Losses. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% in aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) by the Lessee, (iii) by the Indenture Trustee or (iv) by any Affiliate of either.

         Make-Whole Premium. With respect to each Certificate to be prepaid pursuant to Sections 6.02(ii), 6.02(iv) and 6.02(v) of the Indenture an amount determined as of the day before the applicable Prepayment Date which an Independent Investment Banker determines to be equal to an excess of (i) the present values of all remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to Treasury Yield, all as determined by the Independent Investment Banker over (ii) the unpaid principal amount of such Certificate.

         Manufacturer.  _____________________________, a ________ corporation.

         Maturity. With respect to any Certificate, the date on which the principal amount of such Certificate is due and payable.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to (a) the Debt Rate as of the date of determination divided by (b) two.

         Non-U.S. Person. Any Person other than (i) a citizen or resident of the United States, as defined in Section 7701(a)(30) of the Code (for purposes of this definition, the "United States"), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or therein, or (iii) any estate or trust that is subject to United States federal income taxation regardless of the source of its income.

         Obsolete Parts. Parts which the Lessee deems obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate means a certificate signed by a Responsible Officer of the Owner Trustee or the Lessee, as the case may be, delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Lease, the Lease Supplement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the Purchase Agreement Assignment, the Engine Consent and Agreement, the Pass Through Agreement and the Tax Indemnity Agreement, each as amended from time to time.

         Opinion of Counsel means a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee, (b) for the Owner Trustee, may be (i) Potter Anderson & Corroon or (ii) other counsel designated by the Owner Trustee and reasonably satisfactory to the Indenture Trustee and
(c) for the Indenture Trustee, may be (i) Powell, Goldstein, Frazer & Murphy or (ii) other counsel designated by the Indenture Trustee.

         Owner Participant.  ____________________________, a __________
corporation, and any successor thereto, and any person to which Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. __________ Trust Company, a ________ banking corporation, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement, and its successors and assigns.

         Owner's Economic Return. The Owner Participant's anticipated after-tax yield and aggregate after-tax cash flow during the Interim Term and the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement, dated as of ___________, 199_ among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly stated therein, but solely as trustee, the Owner Participant, the Pass Through Trustee, solely as pass through trustee, and the Indenture Trustee in its individual capacity and as trustee as amended, modified or supplemented, or the terms thereof waived.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and, so long as title thereto shall remain vested in the Lessor in accordance with the terms of
Article 8 of the Lease, after removal from the Airframe or Engines.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of ___________, 199_ between the Lessee and the Pass Through Trustee, as such Pass Through Agreement may be modified, supplemented or amended from time to time in accordance with the provisions thereof.

         Pass Through Certificates. Any of the 199_ Pass Through Certificates, Series ___ or 199_ Pass Through Certificates, Series ___, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriter pursuant to the Underwriting Agreements takes place.

         Pass Through Trust. The Federal Express Pass Through Trust, 199_-____ or Federal Express Pass Through Trust 199_-_, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means both of such Pass Through Trusts.

         Pass Through Trustee. ________________, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust, and its successors and assigns as Pass Through Trustee thereunder.

         Past Due Rate. At any time a rate of interest per annum equal to __% per annum plus the Debt Rate.

         Paying Agent has the meaning set forth in Section 3.04 of the Indenture.

         Payment Date.  Each _______ and ___________, commencing _____________,
199_, thereafter until all Certificates have been paid in full.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a ) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Prepayment Date. The meaning specified in Section 6.02 of the Indenture.

         Prepayment Price. The meaning specified in Section 6.02(b) of the Indenture.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof

         Purchase Agreement.  The Purchase Agreement, dated as of
_____________, between the Manufacturer and the Lessee relating to the purchase by the Lessee of the Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Aircraft.

         Purchase Agreement Assignment. The Purchase Agreement Assignment dated as of _____, executed by the Lessee and the Owner Trustee.

         Purchase Option Date.  ______________________.

         Purchase Option Price. The amount to be paid by Lessee to Lessor on the Purchase Option Date pursuant to Section 4.02(a)(B) of the Lease, which amount is set forth in the Appraisal.

         Purchase Price. Has the meaning specified in Section 2.01(b) of the Participation Agreement.

         Record Date. As used with respect to any Interest Payment Date (except a date for payment for defaulted interest), __________ for __________ Interest Payment Dates and _________ for ____________ Interest Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 14.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 14.01 of the Participation Agreement.

         Register has the meaning set forth in Section 3.02 of the Indenture.

         Registered Global Certificate. The Equipment Trust Certificate, if any, issued to the Depository in accordance with Section 2.12 of the Indenture and bearing the legend prescribed in Exhibit B to the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any of the Fixed Renewal Terms or Fair Market Renewal Terms which immediately follow the end of the Basic Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. Each _________ and __________, commencing ___________, 199_, and continuing thereafter during the Term.

         Replacement Engine.  A ______________________ ______ engine (or an engine of the same or another manufacturer of the same or of equal or greater value, and utility), which shall have been substituted for an Engine pursuant to Sections 7.02(a)(vii), 10.03, 11.03 11.04, or 12.02 of the Lease and leased pursuant to the Lease, together with all Parts relating to such engine.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement) or the Indenture Trustee, any officer in its Corporate Trust Administration Department designated by such person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or other employee of a party who, in the normal performance of his operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         Securities Act.  The Securities Act of 1933, as amended.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Series Supplement. The Series Supplement 199_-_ to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 199_-_ to be executed and delivered by the Lessee and the Pass Through Trustee, in each case as such Series Supplement may be modified, supplemented or amended from time to time in accordance with the provisions thereof and "Series Supplements" means both of such Series Supplements.

         Significant Expenditure. Has the meaning specified in Section 4.02(a)(D) of the Lease.

         Sinking Fund Payment Date.  __________________

         Sinking Fund Payment Price.  _________________

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by Standard & Poor's Ratings Group and Moody's Investors Service, Inc., respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) overnight federal funds transactions with members of the Federal Reserve Systems arranged by federal funds brokers; and (d) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $500 million.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factors" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with Basic Rent due and owing through the date of payment of Stipulation Loss Value, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease under the heading "Stipulated Loss Value Factors."

         Supplemental Rent. All amounts, liabilities and obligations which the Lessee assumes or agrees to pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any other Ancillary Agreement to the Lessor or others, including, without limitation, payments of Stipulated Loss Value and amounts calculated by reference to Termination Value and any other amounts due on the Certificates pursuant to the Indenture, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement, but excluding Basic Rent or the Fixed Renewal Rental.

         Tax. Shall have the meaning set forth in Section 7.01(a) of the Participation Agreement.

         Tax Indemnity Agreement. The Tax Indemnity Agreement, dated as of ___________, 199_, between the Lessee and the Owner Participant, as from time to time modified, amended or supplemented pursuant to its applicable provisions.

         Term. The Interim Term and the Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after _________________.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factors" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value, at least sufficient to pay in full as of such date of payment of the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment.

         Transaction Costs. All of the documented costs and expenses incurred by the Lessee, the Owner Trustee, the Underwriters, the Indenture Trustee and the Participants as contemplated by Section 9.01(a) of the Participation Agreement.

         "Treasury Yield". (i) In the case of a Certificate having a Maturity within one year after the Prepayment Date the average yield to maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of Maturity of such Certificate and (ii) in the case of a Certificate having a Maturity one year or more after the Prepayment Date, the average yield of the most actively traded United States Treasury Note (as reported by Cantor Fitzgerald Securities Corp. on page 5 of Telerate Systems, Inc., a financial news service, or if such report is not available, a source deemed comparable by the Independent Investment Banker selected to determine the Make-Whole Premium and reasonably acceptable to the Lessee) corresponding in maturity to such Certificate (or, if there is no corresponding maturity, an interpolation of maturities by the Independent Investment Banker), in each case determined by the Independent Investment Banker selected to determine the Make-Whole Premium based on the bid price as of 10:00 a.m. and 2:00 p.m. New York time, on the second Business Day preceding the Prepayment Date.

         Trust Agreement. The Trust Agreement, dated as of _________, 1992, between the Owner Participant and the Owner Trustee in its individual capacity, as from time to time modified, amended or supplemented pursuant to its applicable provisions and in accordance with the Operative Agreements.

         Trust Company. __________ Trust Company, a ________ banking corporation, in its individual capacity and not as Owner Trustee, and its successors under the Trust Agreement, in their respective individual capacities and not as Owner Trustees.

         [Trust Indenture Act.  Except as otherwise provided in Section 4.04,
13.01 and 13.08 of the Indenture, the Trust Indenture Act of 1939, as amended, as in force on the date that the Indenture was first qualified under such Act.](2)

- ------------
(2)To be added in the case of a qualified Indenture.

         Trust Indenture Estate. The property, rights and privileges described in the Granting Clause of the Indenture, other than (i) Excepted Payments, including, without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due and to become due under the Tax Indemnity Agreement, all as provided in the Indenture, and (ii) rights granted to the Owner Trustee or the Owner Participant under the Indenture, including without limitation Sections 2.05, 7.02, 8.01, 8.02, 8.03, 13.01 and 13.02 thereof.

         Underwriters.  __________________.

         Underwriting Agreement. The agreement among the Lessee and the several Underwriters dated ______________, 199_, relating to the purchase by such Underwriters of the Pass Through Certificates.

         United States or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 401 or Section 418 of the Federal Aviation Act, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the regulations under such Act, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.
(2)To be added in the case of a qualified Indenture.